Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.  333-105311, 333-26219, 333-177855, and 333-184734 on Form S-8 and in Registration Statement No. 333-193394 on Form S-3, of our report dated March 3, 2014 (November 18, 2014 as to the effects of discontinued operations as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Penske Automotive Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K of Penske Automotive Group, Inc. dated November 18, 2014.

/s/ Deloitte & Touche LLP

Detroit, Michigan
November 18, 2014